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                                                      --------------------------
                                                             OMB APPROVAL
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                                                      OMB Number: 3235-0057
       Schedule 14C                                   --------------------------
                                                      Expires: December 31, 2002
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                                                      hours per response...13.00
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14C

            Information Statement Pursuant to Section 14(C) of the
                        Securities Exchange Act of 1934
                                (Amendment No. 1)

Check the appropriate box:
/X/ Preliminary Information Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))
/ / Definitive Information Statement

                            MOYCO TECHNOLOGIES, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    (3) Filing Party:

        ------------------------------------------------------------------------

    (4) Date Filed:

        ------------------------------------------------------------------------

PRELIMINARY COPY

                            MOYCO TECHNOLOGIES, INC.
                               200 Commerce Drive
                       Montgomeryville, Pennsylvania 18936
                                 (215) 855-4300


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

         Date:             ___________, ___________, 2003
         Time:             10:00 a.m., local Eastern time
         Place:            Executive Offices of Moyco Technologies, Inc.
                           200 Commerce Drive
                           Montgomeryville, PA  18936

Purposes of the Meeting:

         o To amend our articles of incorporation to effectuate a 1-for-170,000 reverse split of our outstanding shares of common stock, pursuant to which each shareholder will receive one share of common stock for each 170,000 shares held.

         o To transact any other business that may properly come before the meeting.

Record Date:

         _____________, 2003 is the record date for the meeting. This means that holders of our voting stock at the close of business on that date are entitled to:

         o receive notice of the meeting; and

         o vote at the meeting and any adjournment or postponement of the meeting.

Proxy Solicitation:

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Voting:

         If you wish to vote your shares, you may do so by attending the special meeting and voting in person. You are urged to read the accompanying Information Statement in its entirety for a description of the actions to be taken by the majority shareholders of Moyco.



                                                            Joseph S. Sternberg
 _________________, 2003                                    Secretary

                                Table of Contents

                                                                           Page

About the Meeting                                                            1
         Summary Term Sheet                                                  3

Proposals To Be Voted Upon
         Proposal:  Amendment of Our Articles of Incorporation
         with Respect to the Reverse Stock Split                             7
                  Special Factors                                            7
                  Background                                                24
                  Description of the Amendment                              26
                  Financial Information                                     30

Stock Ownership
         Security Ownership of Principal Shareholders and Management        39

Appendix A:  Opinion of Stenton Leigh Capital Corp.                        A-1

PRELIMINARY COPY

                            MOYCO TECHNOLOGIES, INC.
                               200 Commerce Drive
                       Montgomeryville, Pennsylvania 18936
                                 (215) 855-4300

                            ________________________

                              INFORMATION STATEMENT
                                       for
                         Special Meeting of Shareholders

                             ________________, 2003

                            ________________________

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

                            ________________________

         This Information Statement is being mailed to you in connection with the special meeting of shareholders of Moyco Technologies, Inc., and any adjournment of such meeting, and contains information about the matter to be voted on at the special meeting. The meeting will be held on the date, at the time and place and for the purposes indicated in the foregoing notice.

         Shareholders of Moyco having the right to cast a sufficient number of votes at the special meeting to approve the matter to be voted on have advised Moyco that they intend to vote for the proposal. Accordingly, approval of the matter is assured without the affirmative vote of any other holders of shares.

ABOUT THE MEETING

Who can vote?

         You can vote if, as of the close of business on ____________, 2003, you were a shareholder of record of our common stock. On that date, _________ shares of our common stock were outstanding and entitled to vote. We do not have any other classes of voting stock outstanding. Each share of common stock is entitled to one vote.

What constitutes a quorum?

         The presence at the meeting of a majority of the outstanding shares as of the record date must be present to hold the meeting. Abstentions from voting will be counted toward a quorum.

What matters will be voted on?

         We do not intend to bring any other matters before the meeting except those listed in the notice, and we are not aware of anyone else who will submit any other matters to be voted on.

What vote is required and what is the method of calculation?

         Approval of the amendment to our articles of incorporation will require the affirmative vote of a majority of the votes that may be cast at the meeting, and approval of any other matter to be voted on at the meeting will require the affirmative vote of a majority of the votes that may be cast at the meeting. Abstentions will not be counted for or against matters to be acted on at the meeting. Our directors and executive officers, who as a group own approximately 67% of our common stock, have indicated that they intend to vote for the proposed amendment. Accordingly, your vote will not be required for the amendment to be approved.

Can I vote by proxy?

         No. We are not soliciting proxies from you in connection with the meeting and you are requested not to submit any proxy to us.

Who should I call if I have questions?

         You should call Joseph S. Sternberg, our Vice President, General Counsel and Secretary, at (215) 855-4300 with any questions you may have about the meeting.

                            ________________________


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the reverse stock split, passed upon the merits or fairness of the reverse stock split or passed upon the adequacy or accuracy of the disclosure in this Information Statement. Any representation to the contrary is a criminal offense.

                            ________________________

         This Information Statement provides you with detailed information about the proposed amendment to our articles of incorporation and related matters. We encourage you to read this entire document carefully.

         We make forward-looking statements in this Information Statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of our operations or performance after the reverse stock split is accomplished. When we use words such as "believes," "anticipates," "expects," "intends," "targeted" and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include our growing customer concentration, the financial strength of our competitors, our inability to obtain or increase a line of credit and the difficulties being faced by the industry in which we operate.

                               SUMMARY TERM SHEET

         The following summary briefly describes the proposed amendment of our articles of incorporation which will give effect to the reverse stock split. While this summary describes the material terms that you should consider when evaluating the amendment, this Information Statement contains a more detailed description of the terms. We encourage you to read the entire Information Statement and the documents we have incorporated by reference before voting. We have included section references to direct you to a more complete description of the topics described in this summary.

         At the special meeting, we will be seeking shareholder approval of an amendment to our articles of incorporation that will provide for:

         o a 1-for-170,000 reverse stock split, pursuant to which each holder of our common stock will receive one share of common stock for each 170,000 shares held immediately prior to the effective date of the reverse stock split.

Effect of the Amendment

         As a result of the amendment of our articles of incorporation:

         o shareholders who have fewer than 170,000 shares of our common stock before the reverse stock split will receive cash in exchange for their shares of our common stock and will no longer have any ownership interest in Moyco. The cash payment will be equal to $.045 per share;

         o we will have fewer than 300 record shareholders and, therefore, we will be able to terminate the registration of our common stock under the Securities Exchange Act of 1934, which will mean that we will no longer be required to file reports with the Securities and Exchange Commission or be classified as a public company;

         o our common stock will no longer be traded on the OTC Bulletin Board and no public market will exist for our common stock; and

         o Marvin E. Sternberg, our Chairman, President and Chief Executive Officer, who currently owns 58% of our common stock, together with his two sons, Joseph Sternberg and Mark Sternberg, two of our officers who together own 7.4% of our common stock, will likely retain complete control of Moyco. (See "Proposal--Special Factors--Effects of the Amendment" beginning on page 10).

Purposes of and Reasons for the Amendment

         The primary purpose of the amendment is to reduce the number of record holders of our common stock to fewer than 300 so that we can "go private" and no longer be obligated to comply with the reporting and other requirements of the Exchange Act. An additional purpose of the amendment is to allow all of our minority shareholders to liquidate their holdings in an otherwise relatively illiquid environment, which will likely result in our principal shareholders retaining complete control of Moyco. See "Proposal--Special Factors--Purpose of the Amendment" beginning on page 7. Our reasons for proposing the amendment include:

         o the cost savings of approximately $150,000 per year that we expect to realize as a result of the termination of the registration of our common stock under the Exchange Act;

         o the additional savings in terms of our management's and employees' time that will no longer be spent preparing the periodic reports required of publicly traded companies under the Exchange Act and managing shareholder relations and communications;

         o the fact that we have not realized many of the benefits associated with being a publicly traded company, such as enhanced shareholder value and business credibility, due to the limited liquidity and low market price of our common stock;

         o the poor performance of our common stock in the public market has been a detriment to attracting and retaining high-quality employees and customers because of the perceived negative image that a low stock price creates; and

         o unlike other transactions in which the majority shareholder would likely assume control over our assets or common stock, the reverse stock split will permit the minority holders to liquidate their investment in us and receive fair value for their shares in the form of cash. In other circumstances, such as a bankruptcy or a foreclosure by one of our creditors, of which Marvin Sternberg is the second largest creditor, our assets would likely be insufficient to both satisfy all of our debts and provide cash for distribution to the shareholders. In any of such events, however, Mr. Sternberg, in his capacity as a creditor of the Company, would likely retain control over our assets and shares, and the minority shareholders would likely lose their entire investment. (See "Proposal--Special Factors--Reasons for the Amendment" beginning on page 9.)

Cash In Lieu of Fractional Shares

         In lieu of issuing fractional shares resulting from the reverse stock split, we will make cash payments based on a price per share equal to $.045 per share. However, our principal shareholders who will likely retain control of Moyco after the reverse stock split will forego any such cash payments in lieu of fractional shares. As in other instances in which cash is paid to shareholders in lieu of fractional shares, we desire to pay fair value for fractional shares. Accordingly, in determining such fair value, we retained Stenton Leigh Capital Corp., a firm engaged in financial consulting, to conduct an analysis of our equity and to issue a fairness opinion as to the price to be paid in lieu of fractional shares. See "Proposal--Special Factors--Recommendation of the Board of Directors; Fairness of the Amendment" beginning on page 16.

Fairness of the Amendment

         We believe that the amendment of our articles of incorporation is fair to and in the best interest of our unaffiliated shareholders, both those who will be cashed out and those who will remain shareholders. The reverse stock split is fair to unaffiliated shareholders who will be cashed out because it will provide them with the opportunity to liquidate their holdings at a price they likely could not obtain in the marketplace, particularly given the limited liquidity for shares of our common stock, and without incurring brokerage costs. We believe that the certainty of receiving such price outweighs the fact that unaffiliated shareholders will not control the timing of the transaction or the price they will receive, as well as the fact that they will no longer be able to participate in any potential improvements in our performance or future earnings. Conversely, shareholders who wish to increase their holdings in order to avoid being cashed out may do so by purchasing shares of common stock on the open market prior to the effective time of the reverse stock split. We also believe that the amendment is fair to our unaffiliated shareholders since, in light of our financial condition, alternative actions which might be undertaken by us, such as filing for bankruptcy protection or a liquidation, or a foreclosure action undertaken by one of our creditors as a result of our inability to meet our obligations, would likely result in our shareholders (other than Mr. Sternberg) receiving no value for their shares, while the reverse stock split will afford minority shareholders with an opportunity to receive fair value for their shares. We also believe that the reverse stock split is fair to unaffiliated shareholders who may remain shareholders of Moyco because they will have the opportunity to participate in any future improvements in our financial performance. Furthermore, although the unaffiliated shareholders will still not collectively own a sufficient number of our shares to constitute a majority of our issued and outstanding shares, Mr. Sternberg, as the majority shareholder of the Company, will nonetheless continue to be obligated after the reverse stock split to consider such unaffiliated holders' interests in the Company in exercising his common law duties to the minority shareholders. See "Proposal--Special Factors--Alternatives Considered" beginning on page 8 and "-- Recommendation of the Board of Directors; Fairness of the Amendment" beginning on page 16.

         Our Board of Directors has unanimously approved the amendment. The Board has determined that the reverse stock split and going private transaction, as well as the price to be paid for the fractional shares resulting from the reverse stock split, is substantively fair to our unaffiliated shareholders in light of our weak financial condition, the market price of our common stock and our equity structure. In addition, the Board has determined that the amendment of our articles of incorporation is procedurally fair based on a number of factors, including our equity structure and the fairness opinion delivered by Stenton Leigh Capital Corp. See "Proposal--Special Factors--Recommendation of the Board of Directors; Fairness of the Amendment" beginning on page 16.

Effectiveness of the Amendment

         The amendment of our articles of incorporation must be approved by the affirmative vote of a majority of the votes that may be cast at the meeting. Upon the approval of the amendment by our shareholders, we will promptly file an amendment to our articles of incorporation with the Pennsylvania Secretary of the Commonwealth and thereby effect the reverse stock split. We anticipate that the amendment will be effected on or around ____________, 2003. See "Proposal--Special Factors--Recommendation of the Board of Directors; Fairness of the Amendment" beginning on page 16.

Financing for the Reverse Stock Split

         We estimate that less than $80,000 will be required to pay for the fractional shares of common stock exchanged for cash in the reverse stock split, which we will pay from cash loaned to us by Marvin E. Sternberg, our Chairman, President and Chief Executive Officer. See "Proposal--Description of the Amendment" beginning on page 26.

Dissenters' Rights

         Under the Pennsylvania Business Corporation Law and our articles of incorporation and bylaws, our shareholders are not entitled to dissenters' or appraisal rights in connection with the reverse stock split. See
"Proposal--Description of the Amendment" beginning on page 26.

Tax Information

         The receipt of cash in exchange for fractional shares in connection with the reverse stock split will be a taxable transaction to you in the same way as if you sold your shares in the market for the same price as the price per share paid for fractional shares. See "Proposal--Special Factors--Federal Income Tax Consequences of the Reverse Stock Split" beginning on page 12.

Additional Information

         If you have questions about the amendment or would like additional copies of this Information Statement, please contact Joseph S. Sternberg, our Vice President, General Counsel and Secretary, at Moyco Technologies, Inc., 200 Commerce Drive, Montgomeryville, Pennsylvania, 18936, telephone: (215) 855-4300.

             PROPOSAL--AMENDMENT TO OUR ARTICLES OF INCORPORATION TO
                EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK

Special Factors

Purpose of the Amendment.

         The proposed amendment of our articles of incorporation will effect a reverse stock split designed to take Moyco private. The primary purpose of this amendment is to enable us to terminate the registration of our common stock under Section 12(g) of the Exchange Act by reducing the number of record holders of our common stock to fewer than 300. As of April 10, 2003, we had approximately 348 shareholders of record, of which all but three owned fewer than 170,000 shares, representing in the aggregate approximately 33% of our outstanding voting stock. The reverse stock split will allow us to pay these shareholders a fair price for their relatively illiquid shares.

         By terminating the registration of our common stock, we will be able to eliminate the expenses related to our disclosure and reporting requirements under the Exchange Act and, as a secondary matter, eliminate the administrative expenses we incur in servicing record shareholders who own small numbers of shares. Such deregistration will also enable our management and employees to devote more time and effort to our operations, rather than to completing the periodic reports required of a publicly traded company under the Exchange Act. In addition, we believe that "going private" may make us more attractive to existing and potential clients and employees by diminishing the negative impression we believe may exist as a result of our being a publicly traded company with a low market price per share.

         An additional purpose of the proposed amendment is to allow our minority shareholders to liquidate their holdings, while at the same time resulting in our principal shareholders likely retaining complete control of Moyco. We had approximately 348 record shareholders as of April 10, 2003, but approximately 58% of the voting power as of that date was held by Marvin E. Sternberg, our largest shareholder, Chairman, President and Chief Executive Officer, and approximately 67% of the voting power as of that date was held by our officers and directors as a group, including Mark Sternberg and Joseph Sternberg, Marvin Sternberg's sons. Based on the price of our common stock on June 6, 2003, the remaining voting shares have a market value of approximately $83,600. As a result, there is a limited market for our shares, and the Board of Directors believes there is little likelihood that a more active market will develop in the foreseeable future. Moreover, if the minority shareholders attempted to liquidate their investment through the public market, it is likely that the market could not support such a liquidation without there being a substantial deterioration in the market price for their shares. Consequently, the proposed amendment provides our minority shareholders with an opportunity to liquidate their investment in our shares on an orderly basis without the consequence of deteriorating market conditions and without having to incur brokerage fees or commissions.

         However, because we have more than 300 shareholders of record and our common stock is registered under Section 12(g) of the Exchange Act, we are required to comply with the disclosure and reporting requirements under the Exchange Act. The cost of complying with these requirements is substantial, representing an estimated annual cost to us of $150,000. Such expenses are incurred in connection with accounting and legal services provided to us as well as the public filing and dissemination of various reports and other information. We also incur printing, postage, data entry, stock transfer and other administrative expenses related to servicing our shareholders. Based on our experience in prior years, our direct costs associated with compliance with the SEC's reporting requirements are estimated as follows:

         Independent Auditors                                 $50,000
         Legal Counsel                                        $50,000
         Printing and Mailing                                 $20,000
         Transfer Agent                                       $20,000
         Investor Relations                                   $10,000

In light of these expenses and the limited trading market for our common stock, the Board of Directors believes that we receive little benefit from having our common stock registered under the Exchange Act.

         In addition to saving $150,000 in direct costs as described above, our management and employees will no longer be required to devote their time and energy to completing the periodic reports required of publicly traded companies under the Exchange Act. Instead, they will be able to focus their efforts on the operations of our business. Given our history of losses, management believes it is important to realize every opportunity to reduce overhead and focus our limited resources on becoming and remaining profitable.

         In view of the foregoing, we believe this amendment and resulting termination of the registration of our common stock will provide a more efficient means of using our capital to benefit our shareholders.

Alternatives Considered

         In making our determination to proceed with this amendment of our articles of incorporation, we considered other alternatives. We rejected these alternatives because we believed this amendment would be the fairest, simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

         o Issuer Tender Offer. We considered an issuer tender offer to repurchase shares of our outstanding common stock. However, the results of an issuer tender offer would be unpredictable due to its voluntary nature. Thus, we were uncertain as to whether this alternative would result in a sufficient number of shares being tendered so as to result in our stock being held by fewer than 300 shareholders of record. In addition, federal regulations impose rules regarding the treatment of shareholders in a tender offer, which could make it difficult to ensure that we would be able to reduce the number of shareholders below 300. As a result, we rejected this alternative.

         o Bankruptcy. We considered seeking protection under the U.S. bankruptcy laws. However, we determined that there were a number of factors unfavorable to us and our shareholders, causing us to reject this alternative. In particular, we were concerned that the filing of a bankruptcy petition would negatively affect our relationships with customers and their perceptions of our ability to continue to service their needs, leading many of them to further reduce their level of business or stop doing business with us. In addition, a bankruptcy reorganization would likely result in our shareholders losing their entire equity interest in Moyco and realizing no value for their shares. Furthermore, the costs associated with filing a bankruptcy petition and emerging from bankruptcy would have further depleted our resources and reduced the amounts our creditors would have realized in a reorganization.

         In addition to the foregoing alternatives we considered, we also recognized that our financial condition, combined with our inability to borrow funds to augment our cash from operations to continue our business, might prevent us from meeting our obligations to our creditors and result in a default in connection with our secured long-term debt or on the indebtedness due to Mr. Sternberg. See "--Background." In the event of a default and a foreclosure on our assets by our creditors, or in the event of an involuntary bankruptcy petition filed against us by our creditors, there would likely be insufficient assets to both satisfy our creditors and provide cash to our shareholders in respect of their shares. See "--Recommendation of the Board of Directors; Fairness of the Amendment."

Reasons for the Amendment

         As described above in "--Purpose of the Amendment," the reverse stock split will allow us to reduce our number of shareholders to fewer than 300 so that we may terminate the registration of our common stock. As a result of such termination, we will be able to save the administrative, accounting and legal expenses incurred in complying with the reporting requirements of the Exchange Act. We estimate that we will save approximately $150,000 per year in direct costs as a result of the reduction in the number of shareholders and the termination of the registration of our common stock under the Exchange Act. By no longer being a reporting company, we will not be required to file periodic reports with the SEC, thereby allowing our management and other employees to focus their efforts on the operations of the company rather than devoting their time to preparing such periodic reports and communicating with shareholders.

         In addition, in recent years our common stock has been very thinly traded and has been trading for less than $.10 per share since February 2003. In addition, some market makers have recently been bidding our shares at $.01 per share. We believe that as a result of our low average daily trading volume, holders of large blocks of shares have not been able to use the marketplace to sell those shares without significantly decreasing the market price of our stock. The high and low closing prices of our common stock on the Nasdaq National Market and OTC Bulletin Board for 2000, 2001 and 2002 are set forth on page 11 of our annual report on Form 10-K for the year ended June 30, 2002. The high and low closing prices on the OTC Bulletin Board for the fiscal quarter ended March 31, 2003 were $.18 and $.05, respectively. As of June 6, 2003, the high and the low closing prices of our common stock for the period beginning April 1, 2003 were $.06 and $.03, respectively. The market value of the shares of our common stock owned by non-affiliates, which total approximately 33% of our common stock, was approximately $83,600 as of June 6, 2003. As a result, we do not believe that the registration of our common stock under the Exchange Act or the listing of our stock on the OTC Bulletin Board is benefiting our shareholders in proportion to the costs we incur as a result of this registration and listing.

         As a result of the reverse stock split, our minority shareholders will be able to liquidate their holdings, and our principal shareholders will likely obtain complete control of Moyco. In that regard, approximately 58% of our voting stock is currently held by Marvin E. Sternberg, our Chairman, President and Chief Executive Officer, and approximately 67% of our voting power is held by our officers and directors as a group, including Mark Sternberg and Joseph Sternberg, Mr. Sternberg's sons. Accordingly, all actions to be taken by Moyco that require shareholder approval can be controlled by affiliates of Moyco. The costs associated with complying with the federal securities laws with respect to the shares held by non-affiliates is extremely burdensome in light of the fact that all actions to be taken are predetermined.

Effects of the Amendment

         This amendment of our articles of incorporation will have various effects on Moyco and its shareholders, as described below:

         o Reduction in the Number of Shareholders of Record. Based on information as of April 10, 2003, we believe that the reverse stock split will reduce the number of record shareholders from approximately 348 to three.

         o Reduction in the Number of Outstanding Shares. Upon the effectiveness of the amendment, the number of outstanding shares of our common stock will decrease from approximately 5,094,076 to less than 25.

         o Control Vested in Principal Shareholders. Marvin E. Sternberg, our Chairman, President and Chief Executive Officer, and Mark Sternberg and Joseph Sternberg, Mr. Sternberg's sons and currently two of our officers, who collectively own approximately 65% of our issued and outstanding shares, will likely own 100% of our issued and outstanding shares.

         o Elimination of Exchange Act Registration. Our common stock is currently registered under the Exchange Act. After the amendment becomes effective, we will terminate the registration of our common stock so that we will no longer be subject to any reporting requirements under the Exchange Act and our common stock will no longer be traded. As a result, we expect to eliminate an annual direct cost of approximately $150,000 and indirect costs associated with having our common stock registered.

         o Financial Effects of the Amendment. We estimate that less than $80,000 will be required to pay for the fractional shares of our common stock exchanged for cash in the reverse stock split (our principal shareholders will forego any cash payments in lieu of fractional shares). Additionally, we estimate that professional fees and other expenses related to the transaction will total approximately $80,000. We do not expect that the payment to shareholders receiving cash in the reverse stock split or the payment of expenses will have any material adverse effect on our business. We intend to pay for such fractional shares and expenses from cash loaned to us by Marvin E. Sternberg. Such loan will be evidenced by a secured note on terms that will be negotiated between Mr. Sternberg and Moyco prior to consummation of the reverse stock split. You should read the discussion under "Description of the Amendment--Sources of Funds and Expenses" for a description of the sources of funds for the payments in connection with the reverse stock split and the fees and expenses we expect to incur in connection with the transaction. The reverse stock split and our termination of registration under the Exchange Act will not result in the accrual of any tax benefit to us and is not expected to have any material effect on our current ability to use any operating loss carryforwards to shelter future income.


         o Effects of the Amendment on Affiliates. We expect that the percentage of beneficial ownership of our common stock held by affiliates, including our executive officers and directors as a group and our principal shareholders, will increase an estimated 54%, from approximately 65% to100% as a result of the reverse stock split. Our principal shareholders, who will likely retain control of Moyco after the reverse stock split, will forego any cash payments in lieu of fractional shares. After this amendment, our common stock will not be registered under the Exchange Act, and, as a result, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of Section 16, and they will be deprived of the ability to dispose of their shares of common stock pursuant to Rule 144 under the Securities Act of 1933.

Potential Disadvantages of the Amendment

         A significant adverse effect of the amendment will be that, to the extent that shareholders who currently own less than 170,000 shares of our common stock are unable to purchase additional shares such that they own in excess of such number of shares prior to the effectiveness of the reverse stock split, such shareholders will have their shares purchased at a price determined by our Board of Directors. Accordingly, those shareholders will not have any control over the price or timing of the liquidation of their investment. In addition, such shareholders will not be able to participate in any future governance or potential future growth of Moyco.

         Another disadvantage of the amendment is the fact that our Board of Directors has authorized the amendment at a time when our stock price is at an all-time low, our business is sustaining among its most significant losses and our industry remains severely troubled. Consequently, the very factors which have contributed to our financial crisis and which, in turn, have led our Board of Directors to authorize the amendment in an attempt to reduce our expenses by eliminating the costs of remaining a public company, have also resulted, directly and indirectly, in a very low cash-out price for our shareholders relative to prior periods.

         Only a limited public trading market currently exists for our common stock. The market liquidity for shares of our common stock after the amendment will be even less than it is now because our common stock will no longer be quoted on the OTC Bulletin Board and the number of shares of common stock available to be traded will decrease to less than 25.

         We will no longer be required to file public reports of our financial condition and other aspects of our business with the Securities and Exchange Commission after this amendment. As a result, remaining shareholders will have less legally mandated access to information about our business and results of operations than they had prior to the amendment.

Federal Income Tax Consequences of the Reverse Stock Split

         The discussion below is a general summary of material U.S. federal income tax consequences of the reverse stock split to Moyco and its shareholders. The conclusions in the following summary are not binding on the Internal Revenue Service and no ruling has been or will be obtained from the Internal Revenue Service in connection with the reverse stock split.

         The discussion does not purport to address all U.S. federal income tax considerations that may be relevant to shareholders in light of their particular circumstances. The discussion assumes that shareholders hold their shares of common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the reverse stock split. In particular, the following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

         o  financial institutions;

         o  insurance companies;

         o  tax-exempt organizations;

         o  dealers in securities or currencies;

         o  traders in securities that elect to mark-to-market;

         o persons that hold the common stock as part of a hedge, straddle or conversion transaction;

         o persons who are considered foreign persons for U.S. federal income tax purposes;

         o persons who acquired or acquire shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation; and

         o persons who do not hold their shares of common stock as a capital asset.

         This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions now in effect, all of which are subject to change (and any such changes may be retroactive so as to apply to transactions before the date such changes are made). The consequences of any particular shareholder may differ depending on the shareholder's own circumstances and tax position. Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences of the reverse stock split, including applicable federal, foreign, state and local and foreign tax consequences to you of the reverse stock split in light of your own particular circumstances.

         Moyco. We believe that the reverse stock split will be a tax-free reorganization described in Section 368(a)(1)(E) of the Code. Accordingly, Moyco will not recognize taxable income, gain or loss in connection with the reverse stock split.

         Shareholders Who Receive Shares of New Common Stock. A shareholder who receives only shares of new common stock in the transaction (i.e., a shareholder who owns a number of shares of old common stock equal to the product of 170,000 multiplied by a whole number) will not recognize gain or loss or dividend income as a result of the reverse stock split, and the tax basis and holding period of such shareholder in shares of old common stock will carry over as the tax basis and holding period of such shareholder's shares of new common stock.

         A shareholder who receives both shares of new common stock and cash in lieu of a fractional share will be treated as having exchanged a portion of his or her shares of old common stock for the shares of new common stock and as having had the balance of his or her old shares redeemed by us in exchange for the cash payment. Gain, if any, realized by such shareholders on the transaction will be recognized in an amount not in excess of the cash received. Recognized gain will be taxed either as a dividend to the extent of the shareholder's ratable share of our earnings and profits, if any (as that term is used in Section 316 of Code) or as capital gain. The determination whether the receipt of cash has the effect of the distribution of a dividend is made by applying the rules under Section 302 of the Code (See "Section 302 Tests" below). The tax basis and holding period of such shareholder in shares of old common stock will carry over as the tax basis and holding period of such shareholder's shares of new common stock.

         Shareholders Who Receive Only Cash. A shareholder who receives only cash in the reverse stock split (a shareholder that owns fewer than 170,000 shares of old common stock) will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on a shareholder's situation, the transaction will be taxed as either:

         o A sale or exchange of the redeemed shares, in which case the shareholder will recognize gain or loss equal to the difference between the cash payment and the shareholder's tax basis for the redeemed shares; or

         o A cash distribution which is treated: (a) first, as a taxable dividend to the extent of allocable earnings and profits, if any;
            (b) second as a tax-free return of capital to the extent of the shareholder's tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

         Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) may be allowed a dividends received deduction subject to applicable limitations and other special rules.

         Under Section 302 of the Code, a redemption of shares from a shareholder as part of the reverse stock split will be treated as a sale or exchange of the redeemed shares if:

         o the reverse stock split results in a "complete termination" of the shareholder's interest in the company;

         o the receipt of cash is "substantially disproportionate" with respect to the shareholder; or

         o the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder.

         These three tests (the "Section 302 Tests") are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318. Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in which the shareholder has an interest in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities ("entity attribution"). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

         A shareholder who receives only cash in the reverse stock split (i.e., owns fewer than 170,000 shares of old common stock) and does not constructively own any shares of new common stock after the reverse stock split will have his or her interest in Moyco completely terminated by the reverse stock split and will therefore receive sale or exchange treatment on his or her old common stock. That is, such a shareholder will recognize gain or loss equal to the difference between the cash payment and the shareholder's tax basis for his or her old common shares.

         A shareholder who receives only cash in the reverse stock split and would only constructively own shares of new common stock after the reverse stock split as a result of family attribution may be able to avoid constructive ownership of the shares of new common stock by waiving family attribution and, thus, be treated as having had his or her interest in Moyco completely terminated by the reverse stock split. Among other things, waiving family attribution requires (a) that the shareholder have no interest in Moyco (including as an officer, director, employee or shareholder) other than an interest as a creditor and does not acquire such an interest during the ten-year period immediately following the reverse stock split other than stock acquired by bequest or inheritance and (b) including an election to waive family attribution in the shareholder's tax return for the year in which the reverse stock split occurs.

         A shareholder who receives cash in the reverse stock split and immediately after the reverse stock split actually or constructively owns shares of new common stock must compare (a) his or her percentage ownership immediately before the reverse stock split (i.e., the number of voting shares actually or constructively owned by him or her immediately before the reverse stock split divided by the number of voting shares outstanding immediately before the reverse stock split) with (b) his or her percentage ownership immediately after the reverse stock split (i.e., the number of voting shares actually or constructively owned by him or her immediately after the reverse stock split divided by the number of voting shares outstanding immediately after the reverse stock split).

         If the shareholder's post reverse stock split ownership percentage is less than 80% of the shareholder's pre-reverse stock split ownership percentage, the receipt of cash is "substantially disproportionate" with respect to the shareholder, and the shareholder will, therefore, receive sale or exchange treatment on the portion of his shares of old common stock exchanged for cash in lieu of fractional shares.

         If the receipt of cash by a shareholder fails to constitute an "exchange" under the "substantially disproportionate" test or the "complete termination" test, the receipt of cash may constitute an "exchange" under the "not essentially equivalent to a dividend" test. The receipt of cash by a shareholder will be "not essentially equivalent to a dividend" if the transaction results in a "meaningful reduction" of the shareholder's proportionate interest in the Moyco. If (a) the shareholder exercises no control over the affairs of Moyco (e.g., is not an officer, director or high ranking employee), (b) the shareholder's relative stock interest in Moyco is minimal, and (c) the shareholder's post reverse stock split ownership percentage is less than the shareholder's pre-reverse stock split ownership percentage, the receipt of cash will generally not be essentially equivalent to a dividend with respect to the shareholder and the shareholder will, therefore, receive sale or exchange treatment on the portion of his or her shares of old common stock exchanged for cash in lieu of fractional shares.

         In all other cases, cash in lieu of fractional shares received by a shareholder who immediately after the reverse stock split actually or constructively owns shares of new common stock will be treated: (a) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (b) second as a tax-free return of capital to the extent of the shareholder's tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

         Tax Withholding. Non-corporate shareholders of Moyco may be subject to backup withholding at a rate of 30% on cash payments received in the reverse stock split. Backup withholding will not apply, however, to a shareholder who
(a) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 that will be included in the letter of transmittal that will be sent upon the effectiveness of the amendment, (b) who provides a certificate of foreign status on an appropriate Form W-8, or (c) who is otherwise exempt from backup withholding.

         As stated above, the preceding discussion is intended only as a summary of material U.S. income tax consequences of the reverse stock split and does not purport to be a complete analysis or discussion of all potential tax effects relevant to the reverse stock split. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the reverse stock split, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Recommendation of the Board of Directors; Fairness of the Amendment

         The Board believes that this proposed amendment of our articles of incorporation is substantively and procedurally fair to and in the best interests of our shareholders, including unaffiliated shareholders. The Board of Directors, including those directors who are not employees of Moyco, unanimously approved the amendment that will effect the reverse stock split, and the Board unanimously recommends that the shareholders vote for approval and adoption of this amendment.

         Although the Board as a whole recommends that the shareholders vote in favor of this proposed amendment for the reasons set forth in "Special Factors--Purposes of the Amendment" and "--Reasons for the Amendment," no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.

         Determination of Substantive Fairness. The Board considered a number of factors in determining the substantive fairness of the amendment, both to affiliated and unaffiliated shareholders, including the following factors favoring the amendment:

         o Financial Condition of Moyco. The Board considered this amendment in the context of our overall financial condition. As discussed under "Background" below, our financial condition has been deteriorating since the Spring of 2001. The difficulties facing the industry in which we operate, as witnessed by the financial difficulties of companies such as Tyco International, JDS Uniphase, Lucent Technologies and others, resulted from oversupplies due to inaccurate growth estimates of internet and fiber-optic build out. As a result, our sales to telecom component manufacturers fell from $6.5 million in fiscal 2001 to approximately $2 million today. Our overall sales fell nearly 50%, from $9.9 million in fiscal 2001 to $5.2 million in fiscal 2002. In addition, we recorded a loss from continuing operations of over $1 million for fiscal 2002. Accordingly, we considered a number of courses of action, including filing for bankruptcy protection. However, for the reasons described above under "Special Factors--Alternatives Considered," we determined that taking Moyco private was in the best interests of all parties involved. In reaching this conclusion, the Board recognized that under a bankruptcy reorganization, our unaffiliated shareholders would likely not have retained any equity interest in Moyco and would not have received any value for their equity interest. In particular, the Board determined that taking Moyco private would be more fair to our unaffiliated shareholders in that it would permit them to either receive cash for their fractional shares resulting from the reverse stock split, thereby recognizing some nominal value that they would not otherwise have received in a bankruptcy proceeding, or have the opportunity to maintain an equity interest in us if they own at least 170,000 shares of our common stock prior to the reverse stock split.

         o Current and Historical Market Prices of Our Common Stock. The Board considered the effect that terminating the registration of our common stock would have on the market for the common stock and the ability of shareholders to buy and sell shares. In October 1998, our common stock was delisted from the Nasdaq National Market for failing to meet listing requirements and in January 2003 it was delisted from the Nasdaq SmallCap Market, again for failing to meet listing requirements. Consequently, since January 2003, our common stock has been quoted on the OTC Bulletin Board, although there is a limited trading market for the stock. The price of a share of our common stock as of June 6, 2003 was $.0475. The high and low sale prices for the common stock from January

1, 2000 to June 6, 2003 ranged from a high of $8.00 in March 2000 to a low of $.03 per share in April 2003. The high in March 2000 should be considered in light of the fact that it included the market valuation of our former dental supply business, which we sold in 2001, which at the time contributed approximately 60% of our profits and reflected a distribution to shareholders of $1.25 per share. The Board recognized that based on the financial condition of Moyco and the difficulties facing the industry in which we operate, as described above and under "Background" below, it was unlikely that the price per share would increase dramatically, if at all.. Based on these factors, the Board believes that our shareholders derive little relative benefit from our status as a reporting company and that a liquid market for our common stock is not likely to develop in the near future.

         The Board noted that a benefit of the reverse stock split is that it will provide shareholders owning less than 170,000 shares with the ability to liquidate their holdings without incurring brokerage costs, particularly given the limited liquidity and low share price of our common stock. Because of the low market price of our common stock, the Board determined that, assuming the price of our common stock remains at its current levels, the price we will pay for fractional shares is fair to our unaffiliated shareholders. At the time Stenton Leigh Capital Corp. delivered its report with respect to the fairness of the price to be paid for fractional shares, the price per share of our common stock on the OTC Bulletin Board was $.03. Consequently the price per share at which shares would be cashed out as a result of the amendment represented, at that time, a 50% premium that would have been realized by our shareholders if they were able to sell their shares in the market. The Board recognized, however, that prior to the effectiveness of the amendment, the market price for our shares could fluctuate and, possibly, exceed the price at which fractional shares would be cashed out as a consequence of the reverse stock split. In fact, the price to be paid for fractional shares currently represents a discount to the market prices of our common stock during the previous three months. However, in reaching its decision as to the price to be paid for fractional shares, the Board considered any possible discount to the market price as reasonable in light of the fact that the exchange of shares for cash in the reverse stock split would not be subject to any brokerage fees or commissions that would apply upon a sale of shares on the open market, and the fact that, due to our thin public float, the market could not support the sale of a large number of our shares without there being a substantial decline in the market price per share.

         o Liquidation Value and Going Concern Value. The Board considered the liquidation value of our assets based upon the report of our financial advisor in determining the fairness of the amendment. The liquidation value at March 31, 2003 was approximately $227,000, or $.045 per share. In light of our outstanding indebtedness, a liquidation of our assets would likely not generate sufficient cash to both satisfy our creditors and permit our shareholders to receive any cash in respect of their investment. The Board noted that the price per share to be paid to our minority shareholders in the reverse stock split would not be less than that which they would be entitled to receive in a liquidation. The Board relied upon the analysis conducted by Stenton Leigh Capital Corp. with respect to our liquidation value, and it adopts such analysis as its own. The Board did not need to separately consider the going concern value of our assets, which is defined as the liquidation value of a company's tangible assets plus the value of its intangible assets, because we have no intangible assets. As such, a going concern valuation would yield the same calculation as the liquidation value, as described above.

         o Fairness Opinion. The Board of Directors retained a financial advisor to assist it in determining the fairness of the amount of consideration to be offered in the reverse stock split to shareholders for their fractional shares. The analysis was conducted by Stenton Leigh Capital Corp., a financial consulting firm which regularly analyzes and advises companies with respect to various transactions. A description of the analysis and a summary of the fairness opinion are set forth below under "--Opinion of Financial Advisor." Stenton Leigh will receive a fee in the amount of $20,000 in connection with its rendering of the fairness opinion. There are no other current arrangements to compensate Stenton Leigh for any services rendered directly to us. The Board considered Stenton Leigh's fairness opinion together with the above factors in determining that the consideration to be paid for fractional shares is fair to our unaffiliated shareholders.

         o Cost Savings. The Board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to the registration of our common stock under the Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Exchange Act. The Board also considered the decrease in the expenses related to servicing our shareholders holding small positions in our stock that would result from the amendment. Our management determined that the amendment would result in cost savings of approximately $150,000 per year in direct costs as well as further savings in indirect costs through more efficient use of employees' time. The Board considered these facts in light of the fact that, at such time, the market value of our shares of common stock held by unaffiliated shareholders was approximately $52,800 as of April 22, 2003. The Board determined that the cost savings to be achieved by terminating registration of the common stock under the Exchange Act outweigh any potential detriment from eliminating the registration and are fair to our unaffiliated shareholders in light of our financial condition and the relatively illiquid market for our common stock.

         o Fairness to Unaffiliated Shareholders Who Retain An Ownership Interest. The Board believes that the amendment is fair to unaffiliated shareholders who will retain an interest in Moyco after the reverse stock split is given effect because such shareholders will have the opportunity to participate in any potential future growth of Moyco and any benefits resulting from the reduction in costs realized from our going private. The Board also recognized that since the unaffiliated shareholders currently do not represent a majority of the issued and outstanding shares, the reverse stock split will not, as a practical matter, further disenfranchise the remaining unaffiliated shareholders of their voting rights relative to the majority shareholder. As such, the amendment is fair to unaffiliated shareholders who will retain an interest in Moyco after the reverse stock split is given effect because it preserves their ability to influence the direction of the Company through the exercise of their common law rights as minority shareholders to ensure that their future interests in the Company are considered by the majority shareholder and by our Board of Directors.

         The Board also considered the following factor, which it determined did not favor the amendment:

         o Reduction of Information to Shareholders. Termination of the registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by us to our shareholders. After we become a privately-held company, we will not be required to make the broad disclosure required under the Exchange Act and, accordingly, our remaining unaffiliated shareholders will be unable to obtain most of the information typically contained in our securities filings. While the Board determined that the limited information available to shareholders will be an unfavorable effect of the amendment, the Board did recognize that shareholders will have access to our corporate books and records to the extent provided by the Pennsylvania Business Corporation Law.

         The Board did not consider the following factors:

         o Book Value. Although the Board recognized that the net book value of the Company, which was $0.49 per share at March 31, 2003, was substantially higher on a per share basis than the per share price to be paid in lieu of fractional shares, the Board did not consider net book value as a useful factor because it is an accounting methodology based on the historical cost of our assets and, therefore, unlike a liquidation value, it does not reflect the current value of the Company. The Board also considered the fact that the market price of our shares seemed to substantially discount our book value as an appropriate measure of our true value.

         o Purchase Prices Paid in Previous Company Purchases. The Board did not consider the purchase prices paid in previous company purchases of our common stock. The Board believed such information to be irrelevant for these purposes because the prices paid in such previous purchases were based on values set by the market at a time when our prospects were perceived by the market to be substantially better than they are today. Purchases in the first half of 2002 ranged in price from $.92 per share to $1.13 per share. As our financial condition and the health of the industry in which we operate have continued to deteriorate, our stock price, together with the stock prices of others within our industry, has decreased significantly to reflect the market's perception of our (and our industry's) future prospects.

         o Firm Offers. We are not aware of any offers being made for our business or any of our assets. Accordingly, the Board did not consider this factor in determining the fairness of the amendment.

         The Board also addressed the impact of potential conflicts of interest of its members, particularly Marvin E. Sternberg, on the fairness of its determination in authorizing the amendment and the price at which fractional shares would be cashed out. The Board considered Mr. Sternberg's position as the principal shareholder, owning approximately 58% of our common stock, as well as his status as our second largest creditor, to whom over $500,000 is owing. As our financial condition deteriorated beginning in 2001, we attempted to obtain funds through traditional bank financing and strategic investments. When these efforts proved unsuccessful, to continue in business we had no choice but to borrow money from Mr. Sternberg who, as our majority shareholder, was willing to advance funds when no other source was available. As a significant creditor, Mr. Sternberg now has the ability to seek immediate repayment of the amounts advanced by him, as a result of which we would have no choice but to seek bankruptcy protection. In such event, our shareholders (other than Mr. Sternberg, in his capacity as a creditor) would likely lose their entire equity investment in Moyco and realize no value for their shares. The Board considered the fact that Mr. Sternberg, rather than exercising his rights as a creditor to force a bankruptcy, participated in authorizing a transaction in which shareholders will receive value for their shares, a decision which is contrary to his interests as a creditor, insofar as in a bankruptcy, he would have solely benefited at the expense of all other shareholders. Further, to address any potential conflict of interest in establishing the price which shareholders will receive for their fractional shares, the Board relied upon the opinion of an independent financial advisor, which opinion was adopted by the Board. The Board also concluded that a potential conflict of interest should not have the effect of disenfranchising Mr. Sternberg from exercising those rights afforded to him by law in his capacity as the majority shareholder, particularly insofar as Mr. Sternberg is obligated to exercise common law fiduciary duties in undertaking action affecting the minority shareholders. As a result of the foregoing, the Board concluded that the potential conflicts of interest did not affect the Board's determination of the fairness of the amendment.

         Opinion of Financial Advisor.

         In March 2003, we engaged Stenton Leigh Capital Corp. to undertake an independent valuation of and issue a fairness opinion as to the value of a minority interest in our common stock. The reason for the analysis was to aid the Board of Directors in placing a value on our shares of common stock for the purpose of issuing cash in lieu of fractional shares in connection with the reverse stock split. The Board retained Stenton Leigh after interviewing a number of large and mid-sized firms capable of conducting the analysis required by us. The Board selected Stenton Leigh based on price, which represented a substantial savings over the fees requested by the others that we interviewed, and based upon its capabilities with respect to undertaking a valuation of companies of our size and in our financial condition. Stenton Leigh delivered to our Board of Directors its Valuation Fairness Report on April 2, 2003 and its fairness opinion letter on April 21, 2003. A copy of the fairness opinion letter is attached as Appendix A, and you are encouraged to read it in its entirety. The Report is available for inspection and copying at our principal executive offices during regular business hours by any shareholder or any representative of such shareholder who has been so designated in writing. The Report is also available at the SEC's website, www.sec.gov. Stenton Leigh's fairness opinion confirms that as of March 31, 2003, the fair market value of a minority interest in our common stock was $.045. Stenton Leigh has given its consent to the use of its fairness opinion in this Information Statement, and you may rely on it and the summary below in evaluating the fairness of the reverse stock split. The fee for this engagement was in no way influenced by the results of the valuation analysis.

         Stenton Leigh directed its opinion to the Board of Directors for its consideration in connection with the cash to be paid to shareholders in lieu of fractional shares in connection with the reverse stock split. Its opinion provides an analysis which was used by the Board to determine the fairness of the price to be paid for fractional shares, but it does not constitute a recommendation to you as to how any holder of our common stock should vote with respect to the amendment. The opinion addresses only the financial fairness as of March 31, 2003 of the value of the minority interest of Moyco's common stock. It does not address the relative merits of the amendment or any alternatives to the amendment. Further, it does not address our underlying decision to proceed with or effect the amendment.

         In connection with rendering its opinion, Stenton Leigh, among other things, reviewed: (i) our annual report on Form 10-K and quarterly reports on Form 10-Q and other recent public filings; (ii) our internally prepared balance sheet for the quarter ended March 31, 2003 and other preliminary financials with respect to such quarter; (iii) management's forecast financial statements with respect to fiscal years 2003 through 2005; (iv) relevant external and internal public information including economic, investment, industry, public market and transaction data; (v) lack of marketability and minority interest studies; (vi) certain information of a business and financial nature including financial forecasts and related assumptions; and (vii) it performed such other analyses and examinations as Stenton Leigh deemed appropriate.

         Representatives of Stenton Leigh initially met with management and members of the Board on February 6, 2003. Between such date and April 21, 2003, the date on which the final report was delivered to the Board, representatives of Stenton Leigh conducted a number of informal meetings with management, principally by telephone, to gather information relevant to the valuation analysis. During such meetings and discussions, members of our management, particularly our Chief Executive Officer and Chief Financial Officer, would typically discuss information contained in our financial statements and other information requested by and delivered to Stenton Leigh.

         In preparing its opinion, Stenton Leigh did not assume the responsibility to independently verify the information referred to above. Instead, with our consent, Stenton Leigh assumed the foregoing information to be accurate and complete in all material respects. Stenton Leigh assumed that there were no material changes in our assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to Stenton Leigh. Stenton Leigh assumed that the reverse stock split would be consummated in a manner that complies in all respects with the applicable provisions of the federal securities laws and all other applicable federal and state statutes, rules and regulations. In addition, Stenton Leigh did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Moyco, nor was Stenton Leigh furnished with any such appraisals.

         Stenton Leigh's opinion was based on economic, monetary and market and other conditions existing as of, and the information made available to it as of, March 31, 2003. Accordingly, although subsequent developments could potentially impact Stenton Leigh's opinion, Stenton Leigh has not assumed any obligation to update, revise or reaffirm its opinion. Our only instruction to Stenton Leigh was to conduct an analysis of the valuation of a minority interest in our common stock and to issue a report as to such valuation. We imposed no limitations on Stenton Leigh in preparing such report.

         Stenton Leigh's Report describes a number of broad approaches which are typically considered by financial advisors when undertaking a valuation analysis. These approaches include market, asset and income analyses, each of which employ a number of specific methodologies. For example, a market valuation may employ comparable company, net book value multiple, price to earnings, TIC to cash flow and mergers and acquisitions guideline methodologies and analyses while an asset valuation may employ net book value and liquidation value methodologies. Further, an income valuation may employ current and future income methodologies. Stenton Leigh's Report acknowledges that each of these valuation methodologies may not be applicable to every valuation undertaking. In fact, in its analysis of the valuation of a minority interest of our common stock, Stenton Leigh concluded that many of these specific methodologies were not appropriate for a number of reasons, including our history of and projected losses, our negative cash flow and our inability to obtain additional financing. The following is a summary of the most significant analyses and factors considered by Stenton Leigh in connection with the completion of its Report and rendering of its opinion. Shareholders may review Stenton Leigh's detailed discussion of the general approaches and specific methodologies, including those deemed inapplicable by Stenton Leigh, by examining the final Report at the locations described above.

         Comparable Public Company Analysis. Stenton Leigh conducted a search of public companies operating in the chemical manufacturing, fabricated plastic and rubber, construction supplies and fixtures, electronic instruments and controls, and construction/raw materials industries which Stenton Leigh believed to be similar to Moyco.

         In selecting valuation multiples, Stenton Leigh compared the results of its search to our historical results and to that of the S&P 500. Stenton Leigh then adjusted the multiples to account for the guideline companies' size, revenue, profitability, trading volume and other characteristics.

         However, based on losses forecasted by our management and our inability to obtain additional financing, Stenton Leigh concluded that the comparable public company approach was not appropriate in the instant case and, accordingly, did not include its finding under this approach in it final valuation determination.

         Mergers and Acquisitions Guideline Company Methodology. Stenton Leigh analyzed information from mergers and acquisitions of guideline companies, both public and privately held. The intent was for sales and pricing information to then be applied to Moyco to determine its value. Stenton Leigh performed searches of the Pratt's Stats, Mergerstat, Public Company and Institute of Business Appraisers transaction databases. No identified transactions were utilized because the transactions included companies that were not in similar lines of business, were outdated, or not considered representative of today's market values.

         Asset Approach. Stenton Leigh calculated the net book value and net tangible book value of Moyco utilizing our internally prepared financial statements for March 31, 2003. We do not have any intangible assets on our balance sheet at March 31, 2002. Therefore net book value and net tangible book value both equal approximately $2,553,771 on such date.

         However, based on losses forecasted by our management and our inability to obtain additional financing, Stenton Leigh concluded that the asset approach was inappropriate in the instant case and did not use the approach in making its final determination of a minority interest in our common stock.

         Liquidation Value. Where it has been determined that a business is not viable as a going concern, it is typically valued on a liquidation value basis. Liquidation value can be determined under the scenario of a voluntary liquidation that assumes favorable circumstances to the shareholders, or forced liquidation which assumes the business is forced into receivership by its creditors.

         With respect to Moyco, Stenton Leigh based its assumptions on a voluntary liquidation scenario where the shareholders effectively control the liquidation process and seek to maximize proceeds on dissolution of the business. Presumably, the shareholders have determined that the net after tax proceeds from a voluntary liquidation will be greater than the net proceeds from a sale of the shares or net assets of the business.

         Under this scenario, all tangible and identifiable intangible assets where separately saleable are valued at their net realizable values. Net realizable value is defined as the estimated proceeds such assets are expected to fetch, net of disposition costs based on their value in exchange. Current liabilities are generally valued at their respective face values and long-term liabilities should be valued at their estimated present values.

         Based upon the current financial statements available for Moyco as of March 31, 2003, and Stenton Leigh's analysis, based on information provided by management, the net tangible asset liquidation value for Moyco was approximately $227,156.

         Income Approach. The basic concept of this approach is to project the future economic income associated with the investment and to discount the projected income stream to a present value at a discount rate appropriate for the expected risk of the prospective economic income stream.

         However, based on losses forecasted by our management and our inability to obtain additional financing, Stenton Leigh concluded that the income approach was inappropriate in the instant case and did not use the approach in making its final determination of a minority interest in our common stock.

         Conclusion. Based upon the analysis above, Stenton Leigh determined that the value of the minority interest in our common shares as of March 31, 2003 was equal to approximately $227,156, or $.0446 per share. Such value was determined using a liquidation value approach, as more completely described in the report provided to the Board of Directors, as Stenton Leigh determined it to be the only appropriate valuation method in light of our grave financial condition and as Stenton Leigh concluded that the other approaches would better apply to a going concern.

         Based on the analysis of Stenton Leigh, together with all of the foregoing factors, including the fact that our common stock was trading at $.03 a share as of April 22, 2003, the Board believes that, in lieu of fractional shares, the payment of cash in an amount equal to $.045 per share is substantively fair to our shareholders. Furthermore, the Board believes that in the overall context of Moyco's financial situation, this amendment is substantively fair to our shareholders, including unaffiliated shareholders as a group.

         Determination of Procedural Fairness. In accordance with Pennsylvania law, the affirmative vote of a majority of the outstanding shares of common stock will be required to approve the amendment. Pennsylvania law does not require that the amendment be approved by a majority of unaffiliated shareholders. The Board determined that imposing any voting requirement other than that required by law would have the effect of negating a basic premise underlying stock ownership as provided under Pennsylvania law (and the laws of virtually all other states), namely the right of the holders of a majority of the shares of common stock of a corporation to influence the direction of that corporation, including considering and approving the amendment. To impose such a requirement would not be procedurally fair to those who have earned the right, through stock ownership, to so influence corporate decision making.

         Furthermore, under the Pennsylvania Business Corporation Law, we are not required to grant appraisal rights to shareholders in connection with a reverse stock split. Shareholders retain whatever other safeguards exist under state law, including common law rights and other equitable remedies, in ensuring that their interests are protected in actions undertaken by majority shareholders. We believe we have ensured fairness with respect to the reverse stock split by retaining Stenton Leigh to provide an independent valuation of a minority interest in our common stock and by the Board having adopted that opinion as its own.

         No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the amendment or preparing a report covering its fairness was retained by us or by a majority of directors who are not employees of Moyco. We have not made any provision in connection with the amendment to grant unaffiliated shareholders access to our corporate files, except as provided under the Pennsylvania Business Corporation Law, or to obtain legal counsel or appraisal services at our expense. With respect to unaffiliated shareholders' access to our corporate files, the Board determined that this Information Statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders with respect to the amendment. The Board also considered the fact that under the Pennsylvania Business Corporation Law and subject to specified conditions set forth under Pennsylvania law, shareholders have the right to review our relevant books and records of account. In deciding not to adopt these additional procedures, the Board also took into account factors such as our size and financial capacity and the cost of such procedures.

         As described above, the Board of Directors obtained a fairness opinion by an independent financial advisor to determine whether the price to be offered to our shareholders for the fractional shares that will result from the reverse stock split will be fair.

         After consideration of the factors described above, the Board of Directors concluded that this amendment is procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement, an unaffiliated shareholder representative and the provision of legal counsel at our expense.

Background

         Until May 2001, we were engaged in, among other things, the manufacture, marketing and distribution of dental supplies, instruments and equipment, as well as the repackaging and distribution of other dental products for sale to the professional dental market. During the end of 2000 and the beginning of 2001, we were unable to pay our debts as they became due. Accordingly, in May 2001 we completed the sale of our dental business segment and used the cash proceeds to pay down debt, fund operations and pay for a special distribution to our shareholders. At such time, we turned our attention and efforts to our remaining business, that of fiber-optic material finishing and manufacturing.

         However, at the same time as the sale of our dental business, the fiber-optic consumables market experienced a severe downturn in conjunction with the continuing general economic downturn. Several of our most significant accounts, facing substantial financial uncertainty, reduced inventories and production levels to combat the economic problems then facing the fiber-optic industry as a whole. As a result, our sales fell nearly 50% from $9.9 million in fiscal 2001 to $5.2 million in fiscal 2002. In addition, we recorded a loss from continuing operations of over $1 million for fiscal 2002. During 2002, we initiated cost cutting measures, including layoffs which have reduced our employee base from 88 to 40, reductions in management-level salaries of at least 10% and changes in vendors to reduce expenses. During this time, we continued to work diligently with our customer base on new advanced products and pursued opportunities in markets outside of our core fiber-optic business, including implementing a diversification plan to target specific markets outside our core fiber-optic market, such as the metallurgy, automotive and cosmetic markets. Despite these efforts, losses continued. We believe these efforts have so far proven unsuccessful due primarily to our weak financial condition (particularly our lack of cash), which has limited our ability to effectively build a proper infrastructure to compete in such markets.

         We were once again unable to pay our debts as they became due and fund our operations. In September 2002, we restructured our debt obligations by entering into a mortgage agreement in the amount of $1,550,000. The proceeds were used to retire all outstanding long-term debt, buy out all capital leases and provide working capital. The funds we obtained from this financing have since been exhausted and are no longer available to fund working capital.

         As we are no longer able to borrow money from commercial sources on commercially reasonable terms in the absence of a personal guarantee from Marvin
E. Sternberg, our principal shareholder, Chairman, President and Chief Executive Officer, Mr. Sternberg has made periodic loans to fund our working capital requirements. Since June 2002, Mr. Sternberg has advanced us in excess of $500,000 to fund operations. Other than the obligations under the mortgage agreement described above, Mr. Sternberg is our largest creditor.

         As described above, during the Fall of 2002, we considered filing for bankruptcy protection. The Board and management met a number of times between September 30, 2002 and the middle of January 2003 to discuss the merits of seeking bankruptcy protection. In reviewing the merits of a reorganization under the U.S. bankruptcy laws, we determined that there were a number of factors dictating against such an alternative. In particular, we were concerned that the filing of a bankruptcy petition would negatively affect our customers' perception of our ability to continue to service their needs, leading many of them to further reduce or terminate their business dealings with us. In addition, in a bankruptcy proceeding, our shareholders would likely not retain any equity interest in Moyco, nor would they receive any value for their equity interest. Furthermore, the costs associated with filing a bankruptcy petition and emerging from bankruptcy would further deplete our resources and the amounts our creditors would realize in a reorganization.

         Based on these facts, on January 23, 2003, management and the Board, in consultation with our outside legal counsel, began to discuss the possibility of taking the company private. At a meeting shortly thereafter, management and the Board proposed the amendment of our articles of incorporation which would result in making Moyco a privately-held company. At such time, management and members of the Board indicated their intent to vote in favor of the amendment.

         The Board set the reverse stock split ratio at 1-for-170,000, recognizing that the effect of such a ratio would result in Marvin E. Sternberg, together with his sons, controlling virtually all of our outstanding shares. In reaching this determination, the Board considered a number of factors, without ascribing any relative weight to them. The Board recognized that Mr. Sternberg, as our primary creditor (after considering the obligations under our mortgage agreement described above), already has the ability to retain control over the shares and our assets by exercising his rights to demand payment of his loan and forcing us into bankruptcy. In such event, unlike the reverse stock split, all other shareholders would likely lose their entire investment. In addition, the Board recognized that Mr. Sternberg has been our only funding source over the past year and has been subject to all of the risks inherent in lending money to a financially troubled enterprise. The Board also considered the fact that Mr. Sternberg, together with his sons, all of whom currently manage the business and control almost 66% of our common stock, already influence and principally control the direction of Moyco, on both a long-term and day-to-day basis.

         Furthermore, if the Board did not liquidate the holdings of all minority shareholders, it would still be required to maintain policies and procedures designed to ensure shareholder communication. This would defeat a principal factor for authorizing the amendment and going private, namely to eliminate the costs and time expended by management related to shareholder relations, particularly the high costs associated with shareholder communications.

         Another effect of utilizing a 1-for-170,000 share ratio is that all minority shareholders will be treated the same in that all will have their shares cashed out as fractional interests. Had the Board selected an arbitrary ratio, it would have reduced the number of shareholders to below 300, but it would have had the effect of treating minority shareholders differently based simply on the number of shares he or she owns, rather than on the basis of strategic or substantive considerations.

Description of the Amendment

         The Board of Directors has unanimously adopted resolutions declaring the advisability of, and submits to the shareholders for approval, an amendment to our articles of incorporation which:

         o effects a 1-for-170,000 reverse stock split of our outstanding common stock, pursuant to which each shareholder will receive one share of our common stock for each 170,00 shares held at the time the reverse stock split becomes effective. In lieu of issuing the fractional shares that will result from the reserve stock split, we will make cash payments equal to $.045 per share. However, our principal shareholders, who will likely retain control of Moyco after the reverse stock split, will forego any such cash payments in lieu of fractional shares.

         Promptly after the amendment is approved by the shareholders, we intend to terminate the registration of our common stock under Section 12(g) of the Exchange Act by filing a Form 15 with the SEC certifying that our common stock is held of record by fewer than 300 persons. Termination of registration of the common stock shall take effect 90 days thereafter or such shorter period as the SEC may determine. Our duty to file periodic and other reports under the Exchange Act shall be suspended immediately upon filing a Form 15; provided, however, that if the Form 15 is subsequently withdrawn or denied, we shall, within 60 days after the date of such withdrawal or denial, file with the SEC all reports that would have been required had the Form 15 not been filed.

         The effect of the amendment on the holders of our capital stock will be as follows:

Shareholders as of Effective Date                            Effect of Amendment
---------------------------------                            -------------------
Registered shareholders holding 170,000 or                   Shares of common stock will be converted on a
more shares of common stock immediately                      1-for-170,000 basis.  Cash will be paid in lieu of
more shares of                                               issuing any fractional shares.

Registered shareholders holding fewer than                   Shares of common stock will be cashed out at a price
170,000 shares of common stock immediately                   equal to $.045.  You will not have to pay any
prior to the amendment.                                      commissions or other fees on this cash-out. Holders
                                                             of these shares will not have any continuing equity
                                                             interest in Moyco.


         Any holder of record of fewer than 170,000 shares of common stock who desires to retain an equity interest in Moyco after the effective date of the reverse stock split may do so by purchasing, prior to the effective date, a sufficient number of shares of common stock in the open market such that the total number of shares held of record in his or her name immediately prior to the reverse stock split is equal to or greater than 170,000. However, due to the limited trading market for our common stock, it is possible that a shareholder desiring to retain an equity interest may not be able to purchase enough shares to retain an equity interest at a fair price or at all, and, if the reverse stock split does not permit us to deregister our common stock, we may effect a subsequent reverse stock split to do so if the Board deems it advisable.

Legal Effectiveness and Conditions

         The amendment of our articles of incorporation will be effective upon the filing of articles of amendment with the Pennsylvania Secretary of the Commonwealth, which we anticipate will occur on or around ______________, 2003.

         We will cause the transfer agent of our common stock to send a letter of transmittal containing certain information and instructions to all record holders of our common stock as of the effective date of the amendment. On the effective date of the amendment, each certificate representing a share of our common stock outstanding immediately prior to the reverse stock split will be deemed, for all corporate purposes and without any further action by any person, to evidence ownership of the reduced number of shares of common stock and/or the right to receive cash for fractional shares. Each shareholder who owns fewer than 170,000 shares of record immediately prior to the amendment will not have any rights with respect to the common stock and will have only the right to receive cash in lieu of the fractional shares to which he or she would otherwise be entitled.

Exchange of Stock Certificates

         The letter of transmittal will provide the means by which shareholders will surrender their stock certificates and obtain new certificates evidencing the shares of our common stock and cash in lieu of fractional shares to which they are entitled after the reverse stock split. If certificates evidencing common stock have been lost or destroyed, we may, at our discretion, accept in connection with the reverse stock split a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to us in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder may be required to submit, in addition to other documents, a bond or other security satisfactory to the Board indemnifying us and all other persons against any losses that occur as a consequence of the issuance of a new stock certificate. Please contact us if your stock certificates have been lost or destroyed. Additional instructions regarding lost or destroyed stock certificates will be included in the letter of transmittal that will be sent to shareholders after the amendment becomes effective.

         Except as described above relating to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their certificates or in connection with the payment of cash in lieu of fractional shares. We will bear these costs.

         The letter of transmittal will be sent to shareholders promptly after the effective date of the amendment. Do not send in your stock certificate(s) until you have received and read the letter of transmittal.

Regulatory Approvals

         Aside from shareholder approval of this proposed amendment of our articles of incorporation, this amendment is not subject to any regulatory approvals.

Termination of Exchange Act Registration

         Our common stock is currently registered under the Exchange Act and quoted on the OTC Bulletin Board. We are permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of our common stock. As of the record date, we had 348 record holders of our common stock. Upon the completion of the amendment, we believe we will have three shareholders of record. We intend to terminate the registration of our common stock under the Exchange Act and to delist our common stock from the OTC Bulletin Board as promptly as possible after the effective date of the amendment.

         Termination of registration under the Exchange Act will substantially reduce the information required to be furnished by us to our shareholders. After we become a privately-held company, our shareholders will have access to our corporate books and records to the extent provided by the Pennsylvania Business Corporation Law.

         The amendment will make many of the provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, affiliate shareholders may be deprived of the ability to dispose of their Moyco common stock under Rule 144 promulgated under the Securities Act of 1933. Furthermore, there will not be a public market for our common stock, and market makers will not be able to make a market in our common stock.

         We estimate that termination of registration of our common stock under the Exchange Act will save us approximately $150,000 per year in legal, accounting, printing and other expenses, and will also enable our management to devote more time to our operations. See "Special Factors--Effects of the Amendment."

Source of Funds and Expenses

         We estimate that less than $80,000 will be required to pay for the fractional shares of common stock exchanged for cash in the reverse stock split (our principal shareholders will forego any cash payments in lieu of fractional shares). Additionally, we will pay all of the expenses related to the amendment. We estimate that these expenses will amount to $80,000. Such amount includes $20,000 for Stenton Leigh, $30,000 for legal fees, $15,000 for filing and printing expenses and $15,000 for our transfer agent. We intend to pay for such fractional shares and expenses from cash loaned to us by Marvin E. Sternberg. Such loan will be evidenced by a secured note on terms that will be negotiated between Mr. Sternberg and Moyco prior to consummation of the reverse stock split and which will be conditioned on approval of the amendment and effectiveness of the reverse stock split. We have not arranged for any alternative financing plans in the event our arrangement with Mr. Sternberg falls through. We anticipate repaying such loan from future revenues.

Prior Stock Purchases

         On October 16, 2001, our Board authorized the repurchase of up to $1 million of our common stock. From April 2002 through June 2002, we repurchased a total of 5,200 shares at a total cost of $4,670. Purchases ranged in price from $.92 per share to $1.13 per share, and the average purchase price for the quarter ending June 30, 2002 was $.90 per share.

Dissenters' Rights

         Under the Pennsylvania Business Corporation Law and our articles of incorporation and bylaws, our shareholders do not have the right to dissent from the reverse stock split and to receive a value for their shares in cash determined by an independent appraisal. Pennsylvania law affords minority shareholders common law rights as well as equitable remedies in ensuring that their interests are properly considered by majority shareholders undertaking action on behalf of a corporation.

Dividends

         We have not previously paid dividends on our common stock, and we do not intend to do so following the reverse stock split.

Financial Information

         The following sets forth certain financial information, including our audited consolidated financial statements for the two fiscal years required to be filed in our annual report on Form 10-K for the year ended June 30, 2002, our unaudited consolidated balance sheets, comparative year-to-date income statements and related earnings per share data, statements of cash flows and comprehensive income required to be filed in our quarterly report on Form 10-Q for the quarter ended March 31, 2003, our ratio of earnings to fixed charges for the two most recent fiscal years and interim periods and our book value per share as of the date of our most recent balance sheet presented. Copies of the aforementioned annual and quarterly reports, which contain Management's Discussion and Analysis of Financial Condition and Result of Operations, can be obtained at no charge to you by contacting us in writing at the address on the cover of this Information Statement.

Year-End Consolidated Statements of Operations

                                                                                For the Year Ending June 30,
                                                                                ----------------------------
                                                                                 2002               2001
                                                                                -------            ------
                             ASSETS:
                             -------
CURRENT ASSETS:
   Cash and cash equivalents                                                     $107,474         $2,783,714
   Accounts receivable, net of reserves                                           665,122          1,195,852
   Amount held in escrow                                                               --          1,000,000
   Inventories                                                                  2,513,578          2,675,832
   Deferred income taxes                                                               --             23,821
   Income tax receivables                                                         445,000                 --
   Prepaid expenses and other current assets                                       24,684             14,360
                                                                               ----------         ----------
            Total current assets                                                3,755,859          7,693,579
                                                                               ----------         ----------
PROPERTY, PLANT AND EQUIPMENT:
   Land                                                                            65,000             65,000
   Buildings and improvements                                                   2,154,561          2,146,055
   Machinery                                                                    3,312,084          2,711,574
   Furniture and fixtures                                                         386,551            379,850
   Automotive equipment                                                            91,119             91,119
   Construction in progress                                                        19,536                 --
   Less--Accumulated depreciation and amortization                             (3,662,324)        (3,394,183)
                                                                               ----------         ----------
            Net property, plant and equipment                                   2,366,527          1,999,415
                                                                               ----------         ----------
DEFERRED INCOME TAXES                                                                  --             87,475
                                                                               ----------         ----------
OTHER ASSETS                                                                       81,725             61,638
                                                                               ----------         ----------
                                                                               $6,204,111         $9,842,089
                                                                               ==========         ==========

              LIABILITIES AND SHAREHOLDERS' EQUITY
              ------------------------------------

CURRENT LIABILITIES:
   Current portion of capital lease obligation                                    $98,136            $84,882
   Current portion of long-term debt                                               34,535             51,050
   Accounts payable                                                               649,231          1,058,845
   Income taxes payable                                                                --          2,167,975
   Accrued expenses                                                               106,542            124,383
   Accrued expenses associated with discontinued operations                            --            709,799
                                                                               ----------         ----------
         Total current liabilities                                                888,444          4,196,934
                                                                               ----------         ----------
CAPITAL LEASE OBLIGATIONS                                                         641,685            246,205
                                                                               ----------         ----------
LONG-TERM DEBT                                                                    524,008            559,049
                                                                               ----------         ----------
ADVANCE FROM OFFICER                                                               68,369                 --
                                                                               ----------         ----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
   Preferred stock, $.005 par value, 2,500,000 shares authorized,
       none issued and outstanding                                                     --                 --
   Common stock, $.005 par value, 15,000,000 shares authorized,
       5,813,736 shares issued and 5,081,576 shares outstanding at
       June 30, 2002; 5,767,582 shares issued at June 30, 2001                     29,063             28,883
Additional paid-in capital                                                         47,770                 --
Retained earnings                                                               4,159,890          4,961,516
Less--Treasury stock                                                             (155,118)          (150,448)
                                                                               ----------         ----------
         Total shareholders' equity                                             4,081,605          4,839,901
                                                                               ----------         ----------
                                                                               $6,204,111         $9,842,089
                                                                               ==========         ==========

Year-End Consolidated Statements of Operations

                                                                                  For the Year Ending June 30,
                                                                            --------------------------------------
                                                                               2002            2001         2000
                                                                               ----            ----         ----
NET SALES                                                                   $5,197,900     $9,902,780   $6,650,597

COST OF GOODS SOLD                                                           4,432,312      5,899,634    4,771,163
                                                                            ----------     ----------   ----------
Gross Profit                                                                   765,588      4,003,146    1,879,434

OPERATING EXPENSES:
    Sales and Marketing                                                        834,343        960,371      641,389
    Research and Development                                                    64,636         73,755       37,438
    General and Administrative                                               1,357,425      2,352,720    2,091,036
                                                                            ----------     ----------   ----------

    Total operating expenses                                                 2,256,404      3,386,846    2,769,863
                                                                            ----------     ----------   ----------

        Income (loss) from operation                                        (1,490,816)       616,300     (890,429)

INTEREST (EXPENSE), net                                                        (11,534)      (275,320)    (212,760)

OTHER INCOME, net                                                               32,746         56,355      270,516
                                                                            ----------     ----------   ----------
        Income (loss) from continuing operations before taxes               (1,469,604)       397,335     (832,673)

PROVISION FOR (BENEFIT FROM) INCOME TAXES                                     (399,442)       187,088     (278,212)
                                                                            ----------     ----------   ----------

INCOME (LOSS) FROM CONTINUING OPERATIONS                                    (1,070,162)       210,247     (554,461)

DISCONTINUED OPERATIONS
    Income from operations of discontinued dental supplies business
      segment (less applicable income taxes)                                        --      1,456,501    1,311,869
    Gain on sale of discontinued dental supplies business segment
      (less applicable income tax provision)                                   268,536      4,204,326           --
                                                                            ----------     ----------   ----------

NET INCOME (LOSS)                                                           $ (801,626)    $5,871,074     $757,408
                                                                            ==========     ==========   ==========

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
    Continuing operations                                                      $ (0.21)         $0.04       $(0.11)
    Discontinued operations                                                         --           0.29         0.26
    Gain on sale of discontinued dental supplies business segment                 0.05           0.83         0.00
                                                                            ----------     ----------   ----------
                                                                               $ (0.16)         $1.16       $ 0.15
                                                                            ==========     ==========   ==========

SHARES USED IN COMPUTING EARNINGS (LOSS)                                     5,050,758      5,037,349    5,034,392

                                       32

Year-End Consolidated Statement of Cash Flows

                                                                                 For the Year Ending June 30,
                                                                            ------------------------------------------
                                                                              2002             2001            2000
                                                                             ------           ------          ------
OPERATING ACTIVITIES:
   Net income (loss)                                                        $ (801,626)      $5,871,074       $757,408
   Adjustments to reconcile net income (loss) to net cash provided by
       (used in) operating activities:
       Income from discontinued operations                                          --       (1,456,501)            --
       Gain on sale of dental supplies business segment                       (268,536)      (4,204,326)            --
       Gain on sale of property, plant and equipment                           (18,098)              --             --
       Provision for accounts receivable reserves                                   --          155,326         79,079
       Depreciation and amortization                                           283,205          297,092        719,823
       Issuance of common stock for services                                    48,000               --         78,750
       Deferred income taxes                                                   111,278           28,568         32,258
       (Increase) decrease in
            Accounts receivable                                                530,729          (98,970)        81,655
            Other receivables                                                       --         (950,132)       160,579
            Net income tax receivables/payable                              (2,612,975)       2,603,958        201,938
            Inventories                                                        162,254       (1,187,136)      (402,951)
            Prepaid expenses and other current assets                          (10,324)          (3,287)       (28,692)
            Other assets                                                       (20,087)          26,112        208,688
       Increase (decrease) in
            Accounts payable                                                  (409,614)         190,315       (607,606)
            Other long-term liabilities                                             --         (175,714)            --
            Other accrued expenses                                             (17,840)         464,162       (70,460)
                                                                           -----------       ----------     ----------

                 Net cash provided by (used in) operating activities        (3,023,634)       1,560,577        732,998
                                                                           -----------       ----------     ----------
INVESTING ACTIVITIES:
       Purchase of Marketable Securities                                            --               --        (96,623)
       Maturities of marketable securities                                          --           96,623             --
       Purchases of and deposits on property, plant and equipment             (127,404)         (80,119)      (213,012)
       Proceeds from sale of property, plant and equipment                      18,098               --             --
       Proceeds from sale of dental supplies business segment, net             543,672        9,830,941             --
                                                                           -----------       ----------     ----------

                 Net cash provided in investing activities                     434,366        9,847,445       (309,635)
                                                                           -----------       ----------     ----------

FINANCING ACTIVITIES:
     Net borrowings under lines of credit                                           --       (1,250,000)       550,000
     Advances from officer                                                      68,369               --        275,000
     Payments on capital lease obligations                                     (99,115)         (85,280)      (106,114)
     Payments of long-term debt                                                (51,556)      (1,828,098)      (649,703)
     Dividends paid                                                                 --      (7,308,900)             --
     Proceeds from exercise of stock options                                        --            9,594          4,500
     Purchase of common stock for treasury                                      (4,670)              --             --
                                                                           -----------       ----------     ----------

                 Net cash used in financing activities                         (86,972)     (10,462,684)        55,683
                                                                           -----------       ----------     ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (2,676,240)         945,338        479,046

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                               2,783,714        1,838,376      1,752,468
                                                                           -----------       ----------     ----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                      $107,474       $2,783,714     $2,231,514
                                                                           ===========       ==========     ==========

SUPPLEMENTAL CASH FLOW INFORMATION:
       Interest paid                                                            63,477          348,384        530,986
       Income taxes paid                                                     2,173,129        1,219,448        430,383
       Capital leases originated                                               507,849          195,012             --


Year-End Consolidated Statements of Shareholders' Equity

                                      Common Stock                                           Treasury Stock
                                    -------------------       Additional     Retained      ------------------
                                    Shares       Amount     Paid-in Capital  Earnings      Shares      Amount         Total
                                    ------      -------     ---------------  --------      ------      ------         -----

BALANCE, June 30, 1999            5,206,652     $26,028       $5,103,443     $448,095     660,873   $(150,448)     $5,427,118
Exercise of options                   5,250          26            4,474           --          --          --           4,500
Issuance of shares for services      30,000         150           78,600           --          --          --          78,750
Dividend                            520,555       2,603          677,688     (680,266)     66,087          --              --
Net income                               --          --               --      757,408          --          --         757,408

BALANCE, June 30, 2000            5,762,457      28,807        5,864,185      525,237     726,960    (150,448)      6,267,781
Exercise of options                   5,125          26            9,919           --          --          --           9,945
Dividend                                 --          --       (5,874,104)  (1,434,795)         --          --      (7,308,900)
Net income                               --          --               --    5,871,074          --          --       5,871,074

BALANCE, June 30, 2001            5,767,582      28,833               --    4,961,516     726,960    (150,448)      4,839,901
Exercise of options                  46,154         230           47,770           --          --          --          48,000
Dividend                                 --          --               --           --       5,200      (4,670)         (4,670)
Net income                               --          --               --     (801,626)         --          --        (801,626)

BALANCE, June 30, 2002            5,813,736      29,063           47,770    4,159,890     732,160    (155,118)      4,081,605

                                       34

Quarterly Consolidated Balance Sheets

                                                                                         March 31, 2003    June 30, 2002
                                                                                         --------------    -------------
                                     ASSETS
Current Assets:
     Cash and cash equivalents                                                                $67,413        $107,474
     Accounts receivable, net of reserves                                                     508,717         665,123
     Inventories, estimated                                                                 1,700,000       2,513,578
     Income tax receivable                                                                    764,718         445,000
     Prepaid expenses and other current assets                                                103,426          24,684
                                                                                           ----------      ----------
           Total current assets                                                             3,144,274       3,755,859
                                                                                           ----------      ----------

Property, Plant and Equipment:
     Land                                                                                      65,000          65,000
     Buildings and improvements                                                             2,157,567       2,154,561
     Machinery and equipment                                                                3,392,211       3,312,084
     Furniture and fixtures                                                                   390,695         386,551
     Automotive equipment                                                                      91,119          91,119
     Construction in progress                                                                  51,254          19,536
                                                                                           ----------      ----------
     Less--accumulated depreciation and amortization                                       (3,954,587)     (3,662,324)
                                                                                           ----------      ----------

           Net property, plant and equipment                                                2,193,259       2,366,527
                                                                                           ----------      ----------

Other Assets                                                                                  130,030          81,725
                                                                                           ----------      ----------
                                                                                           $5,467,563      $6,204,111
                                                                                           ==========      ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
     Current portion of capital lease obligations                                                  --         $98,136
     Current portion of long-term debt                                                        $34,872          34,535
     Accounts payable                                                                         737,070         649,231
     Accrued payroll--officer                                                                 105,300              --
     Accrued interest--note payable to officer                                                  4,966              --
     Advances from officer                                                                    200,000              --
     Accrued expenses                                                                         120,744         106,542
     State income taxes payable                                                                85,000              --
     Other current liabilities                                                                 63,429              --
                                                                                           ----------      ----------
           Total current liabilities                                                        1,351,281         888,444
                                                                                           ----------      ----------

Capital Lease Obligations                                                                          --         641,685
Long-Term Debt                                                                              1,500,818         524,008
Note Payable to Officer                                                                       100,000              --
Advance from Officer                                                                               --          68,369
Commitments and Contingencies

Shareholders' Equity:
     Preferred Stock, $.005 par value, 2,500,000 shares authorized, none issued
         and outstanding                                                                           --              --
     Common Stock, $.005 par value, 15,000,000 shares authorized, 5,826,236 and
         5,813,736 shares issued and 5,094,076 and 5,081,576 shares
         outstanding, respectively                                                             29,126          29,063
     Additional paid-in capital                                                                56,208          47,770
     Retained earnings                                                                      2,585,148       4,159,890
     Less--Treasury stock of 732,160 shares, at cost                                         (155,118)       (155,118)
                                                                                           ----------      ----------
           Total shareholders' equity                                                       2,515,364       4,081,605
                                                                                           ----------      ----------
                                                                                           $5,467,563      $6,204,111
                                                                                           ==========      ==========


Quarterly Consolidated Statements of Operations

                                                                 Three Months Ended              Nine Months Ended
                                                                     March 31,                       March 31,
                                                             ------------------------        -------------------------
                                                               2003              2002          2003            2002
                                                               ----              ----          ----            ----
Net Sales                                                     $969,365       $1,213,606       $3,113,017    $3,866,476
Cost of Goods Sold                                           1,237,524          808,911        3,976,253     2,706,533
                                                             ---------       ----------       ----------    ----------
           Gross Profit (Loss)                                (268,159)         404,695         (863,236)    1,159,943

Operating Expenses:
     Sales and marketing                                       178,593          176,716          578,603       623,488
     Research and development                                    6,358           24,324           18,170        56,930
     General and Administrative                                170,030          325,384          796,993     1,050,633
                                                             ---------       ----------       ----------    ----------
       Total operating expenses                                354,981          526,424        1,393,766     1,731,051
                                                             ---------       ----------       ----------    ----------
           Loss from Operations                               (623,140)        (121,729)      (2,257,002)     (571,108)

Interest (Expense), net                                        (33,696)         (19,955)         (68,408)      (22,474)
Other Income, net                                                7,572           37,557           25,556        50,372
                                                             ---------       ----------       ----------    ----------
           Loss from continuing operations before
              income taxes                                    (649,264)        (104,127)      (2,299,854)     (543,210)

Benefit from Income Taxes                                     (164,941)         (40,525)        (725,112)     (103,152)
                                                             ---------       ----------       ----------    ----------

Loss from Continuing Operations                               (484,323)         (63,602)      (1,574,742)     (440,058)

Discontinued Operations
     Gain on sale of dental supplies business segment               --          214,985               --       309,506
         (less applicable income taxes of $63,000)
                                                            ----------       ----------     ------------    ----------
Net Loss                                                    $ (484,323)      $ (151,383)    $ (1,574,742)   $ (130,552)
                                                            ==========       ==========     ============    ==========

Basic and Diluted Earnings (Loss) Per   Common Share
     Continuing operations                                     $ (0.10)         $ (0.01)         $ (0.31)      $ (0.09)
     Discontinued operations                                      0.00             0.00             0.00          0.00
     Gain on sale of dental supply business                       0.00             0.04             0.00          0.06
                                                            ----------       ----------     ------------    ----------
     Net loss                                                  $ (0.10)         $  0.03          $ (0.31)      $ (0.03)

Shares used in computing basic and diluted earnings
(loss) per common share                                      5,094,076        5,040,622        5,092,753     5,040,622


Quarterly Consolidated Statement of Cash Flows


                                                                                           Nine Months Ended
                                                                                                March 31,
                                                                                      ------------------------------
                                                                                        2003                2002
                                                                                      ---------          -----------
Net Cash Used in Operating Activities                                                 $ (308,094)        $ (2,949,014)
                                                                                      ----------         ------------
Investing Activities:
     Purchases of and deposits on property, plant and equipment                          (82,390)            (135,032)
     Proceeds from sales of property, plant and equipment                                     --               15,748
     Proceeds from settlement of escrow relating to sale of dental supplies business segment, net of payment of liabilities
         relating to discontinued dental supplies business segment                            --              464,269
                                                                                      ----------         ------------

           Net cash provided by (used in) investing activities                           (82,390)             344,985
                                                                                      ----------         ------------

Financing Activities
     Payments on capital lease obligations                                               (11,319)             (75,440)
     Payments of long-term debt                                                          (21,231)             (45,045)
     Net proceeds from debt financing                                                    151,342                   --
     Advances from officer                                                               431,631                   --
     Repayments of advances from officer                                                (200,000)                  --
                                                                                      ----------         ------------

           Net cash provided by (used in) financing activities                           350,423             (120,485)
                                                                                      ----------         ------------

Net Decrease in Cash and Cash Equivalents                                                (40,061)          (2,724,513)

Cash and Cash Equivalents, Beginning of Period                                           107,474            2,783,714
                                                                                      ----------         ------------

Cash and Cash Equivalents, End of Period                                                 $67,413              $59,201
                                                                                      ==========         ============

Supplemental Cash Flow Information:
     Interest paid                                                                        63,474               50,150
     Income taxes paid                                                                       150            2,174,708
     Capital leases originated                                                                --              507,849

Non-Cash Investing and Financing Activities:
     Conversion of advance from officer into note payable to officer                     100,000                   --
                                                                                      ==========
     Third-party long-term debt issued                                                 1,550,000
     Payoff of mortgage payable to bank                                                 (391,835)
     Payoff of mortgage payable to municipal authority                                  (159,787)
     Buyout of existing capital leases                                                  (728,502)
     Exercise of purchase options relating to assets under capital                       (49,925)
         leases
     Capitalized loan fees relating to new loan                                          (68,609)
                                                                                      ----------
     Cash proceeds from debt refinancing                                                $151,342
                                                                                      ==========

Ratio of Earnings to Fixed Charges

                                                          Year Ended June 30
                                                       -----------------------           Nine Months Ended
                                                       2001              2002             March 31, 2003
                                                       ----              ----            -----------------
Ratio of Earnings to Fixed Charges                     2.4x            -126.4x                 -67x



Book Value Per Share at March 31, 2003

         Total Equity                                $2,515,364

         Shares Outstanding                           5,094,076

         Book Value Per Share                         $0.49



         Approval of this amendment to our articles of incorporation will require the affirmative vote of a majority of the votes that may be cast by all outstanding shares of common stock. The Board of Directors recommends voting "FOR" approval of the amendment to our articles of incorporation effecting the reverse stock split.

                                 STOCK OWNERSHIP

Security Ownership of Principal Shareholders and Management

         The following table sets forth certain information with respect to the beneficial ownership, as of June 1, 2003, of (i) each person known to us to be the beneficial owner of more than 5% of any class of our voting securities; (ii) each director, (iii) our Chief Executive Officer during fiscal year 2002 and each other person who was an executive officer at the end of fiscal year 2002 who earned more than $100,000 during such year; and (iv) all of our current directors, nominees and executive officers as a group. Each of the shareholders named below has sole voting and investment power with respect to such shares, unless otherwise indicated.

               Name and Address of                          Common Stock
               Beneficial Owner(1)                        Beneficially Owned          Percent of Class
               -------------------                        ------------------          ----------------
Marvin E. Sternberg(2)                                       2,954,741(3)                    58.0%
William Woodhead                                                12,000                          *
Cathy Neifeld                                                        0                         --
Marvin Cravetz                                                  42,600                          *
Joseph S. Sternberg                                            200,802(4)                     3.9
Mark E. Sternberg                                              178,753                        3.5
Clarence Bartron(5)                                              5,000                          *
David Diaz                                                       5,500                          *
Directors and Officers as a group (7 persons)                3,394,396                       66.7%

*        Less than 1 percent.
(1) The address of each shareholder listed above is c/o Moyco Technologies, Inc., 200 Commerce Drive, Montgomeryville, Pennsylvania, 18936.
(2) Mr. Marvin E. Sternberg, our Chief Executive Officer, is the father of Joseph S. Sternberg, our Vice President, General Counsel and Secretary, and Mark E. Sternberg, our Administrative Vice President.
(3) Includes exercisable stock options and/or interests held in the Corporation's Key Executive Stock Option Plan. Includes 222,131 shares of the Corporation's Common Stock held by Susan Sternberg, Mr. Sternberg's wife.
(4) Includes 220 shares of the Corporation's Common Stock held by Ellen J. Sternberg, Mr. Sternberg's wife.
(5)      Resigned as Senior Vice President--Abrasives effective December 31,
         2002.

                                                                     Appendix A

                           Stenton Leigh Capital Corp.


April 21, 2003


Board of Directors
Moyco Technologies, Inc.
200 Commerce Drive
Montgomeryville, PA 18936
ATTN:  Marvin E. Sternberg, Chairman


Members of the Board:

You have requested our opinion as independent business valuators as to the value of a minority interest in Moyco Technologies, Inc. ("MOYC" or the "Company") at March 31, 2003 (the "Valuation Date"). We have not been requested to opine as to, and our Opinion does not in any manner address, the underlying business decision of the Company to proceed with the contemplated reverse stock split (the "Transaction"). In addition, we have not been requested to explore any alternatives to the Transaction.

In arriving at our Opinion, we, among other things, included discussions, meetings, reliance and review of the following:

     a)  Certain Company descriptive literature prepared by MOYC;

     b)  Discussions with management and principals of MOYC were undertaken;

     c) Assumptions on MOYCO's market and competitive position and their outlook as relayed by MOYC management at the Valuation Date;

     d) Relevant external and internal public information including economic, investment, industry, public market and transaction data as a background against which to assess findings specific to the business were considered;

     e)  Lack of marketability and minority interest studies;

     f) Major contracts both existing and anticipated in the very near future for MOYC were discussed with management, including any features or factors that may have an influence on value;

     g) The financial information and financial statements of MOYC were reviewed in forming our Opinion, including MOYC's internally prepared balance sheet for the quarter ended March 31, 2003 and other preliminary financials with respect to such quarter, as well as financial statements for the six months ended December 31, 2002 and the two years ended June 30, 2002;

     h)  Management's forecast financial statements for the Company;

     i) Discussed with management of the Company the nature of the business, past operating results, future prospects with respect to operations, profitability and competition; and

     j) Discussed with MOYC officers the Company's current financial condition and prospects for outside financing.


In arriving at our Opinion, we relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of MOYCO's management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We have not audited this information as part of our analysis and therefore, we do not express an opinion or other form of assurance regarding the information.

We assumed that the Transaction will comply, in all respects, with the securities laws, trade regulations and other applicable statutes and regulations of the various foreign jurisdictions under which the Transaction is governed. Our Opinion was based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 31, 2003. Accordingly, although subsequent developments may affect our Opinion, we do not assume any obligation to update, review or reaffirm our Opinion.

In connection with our services, we have previously received a retainer and will receive the balance of our fee for rendering this Opinion. Our fee for this engagement is in no way contingent upon the results of our analysis. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this Opinion. This Opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote, if required to, with respect to the Transaction.

Our Opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Stenton Leigh Capital Corp., except that this Opinion may be reproduced in full in, and references to the Opinion and to Stenton Leigh Capital Corp. and its relationship with the Company may be included in any proxy or information statement relating to the Transaction that the Company files with the U.S. Securities and Exchange Commission and is distributed to holders of the Company's Common Stock in connection with the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the value of the MOYC minority interest Common Shares was $78,596 or $.0446/share at the Valuation Date.

Very truly yours,
STENTON LEIGH CAPITAL CORP.


Milton H. Barbarosh, CA, MBA, CBV, ASA
President